NEWS	Contact	Frontier Airlines, Inc.
	Corporate Communications	Frontier Center One
FOR IMMEDIATE RELEASE	Frontier Airlines	7001 Tower Road
	720-374-4560	Denver, CO 80249
	media@flyfrontier.com	P 720.374.4200 F 720.374.4375
frontierairlines.com
Republic Airways Holdings
Carlo Bertolini
317-484-6069 (O)
cbertolini@rjet.com

Frontier Airlines Holdings, Inc. Reaches
Investment Agreement With Republic Airways Holdings,
Files Plan of Reorganization

Republic Agrees to Serve as Equity Sponsor
for Frontier’s Emergence from Bankruptcy

Plan Provides for Frontier and Lynx to Maintain Normal Operations
as Subsidiary of Republic

DENVER (June 22, 2009) – Frontier Airlines Holdings, Inc. (OTCBB: FRNTQ) today announced it has entered into an investment agreement with Republic Airways Holdings, Inc. (NASDAQ: RJET) by which Republic will serve as equity sponsor for Frontier’s plan of reorganization and purchase 100% of the equity in the reorganized company for $108.75 million. The plan sponsorship agreement is subject to bankruptcy court approval and various conditions.

If the plan of reorganization is approved and implemented as proposed, upon its emergence from Chapter 11, Frontier Airlines Holdings would become a wholly owned subsidiary of Republic, an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. Frontier Airlines and Lynx Aviation would maintain their current names and continue to operate as usual.

“This agreement represents a major milestone in our ongoing efforts to position Frontier to emerge from bankruptcy as a competitive, sustainable airline,” said Sean Menke, Frontier President and Chief Executive Officer. “Through our reorganization process, we have transformed Frontier Airlines and Lynx Aviation into two of the most efficient operating carriers in North America. Additionally, we diversified our revenue generation through the introduction of ancillary charges and our branded ‘AirFairs’ product. The culmination of all this extraordinary work is that, even in the worst economic environment in the last 50 years, the company has posted an operating profit for each of the past six months and a net profit for the past two quarters.”

Menke continued, “I would be absolutely remiss not to thank the thousands of Frontier and Lynx employees, and their families, for their sacrifice and dedication during these extraordinary times. They are truly the heart and soul of the company. We are pleased that this agreement allows our customers and communities to continue to receive the outstanding service for which Frontier is known, while preserving the jobs of most Frontier employees.”

Frontier Airlines Holdings, Inc. Reaches Investment Agreement With Republic Airways Holdings

 “We commend Frontier and its employees for their hard work and accomplishments during this difficult restructuring period,” said Bryan Bedford, chairman, president and CEO of Republic Airways. “We believe this agreement represents a new beginning for Frontier, positioning it to build on its recent successes and strengthen the Frontier brand for the benefit of employees and the customers and communities it serves.”

Frontier today filed its proposed plan of reorganization and a related disclosure statement with the U.S. Bankruptcy Court for the Southern District of New York. Frontier also filed a motion to approve the investment agreement with Republic, subject to higher and better proposals under a court-supervised auction. Frontier will seek court approval of the investment agreement and proposed auction procedures at a hearing scheduled for July 13, 2009. Frontier currently expects to conclude the auction process and emerge from Chapter 11 by autumn 2009.

In March 2009, Frontier received a firm commitment for $40 million in post-petition debtor-in-possession (DIP) financing from Republic Airways Holdings to support Frontier's additional working capital needs and refinance its expiring DIP loan, increasing the available financing and preserving Frontier’s financial stability. As a condition to the loan, Frontier agreed to allow Republic's damage claim in the amount of $150 million arising out of Frontier's rejection of its airline services agreement with Republic.

The proposed plan of reorganization provides for general unsecured creditors to receive $28.75 million in cash. An additional $40 million of the sale proceeds would be applied as repayment of the outstanding DIP loan. If the plan is implemented as proposed, the company’s current equity would be extinguished and holders of that equity would not receive any recovery.

Frontier and its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on April 10, 2008. More information about Frontier’s Chapter 11 proceedings is available at FrontierAirlines.com/restructure. Court filings and claims information are available at frontier-restructuring.com. Frontier’s principal bankruptcy counsel is Davis Polk & Wardwell.

About Republic Airways Holdings

Republic Airways Holdings, based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,200 flights daily to 99 cities in 34 states, Canada, Mexico and Jamaica through airline services agreements with six U.S. airlines. All of the airlines' flights are operated under their airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, Midwest Connect, United Express and US Airways Express. The airlines currently employ approximately 4,400 aviation professionals and operate 235 regional jets.

About Frontier Airlines Holdings, Inc.

Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 15th year of operations, Frontier Airlines is the second-largest jet service carrier at Denver International Airport, employing approximately 5,000 aviation professionals. Frontier Airlines' mainline operation has 51 aircraft with one of the youngest Airbus fleets in North America. Frontier Airlines' mainline operations offer 24 channels of DIRECTV® service in every seatback along with a comfortable all-coach configuration. In conjunction with a fleet of ten Bombardier Q400 aircraft operated by Lynx Aviation (a subsidiary of Frontier Airlines Holdings, Inc.), Frontier offers routes to more than 50 destinations in the U.S., Mexico and Costa Rica. In November 2006, Frontier and AirTran announced a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares aboard two of the youngest fleets in the industry. For more in-depth information on Frontier Airlines, please visit its Web site at FrontierAirlines.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements contained in this press release that are not historical facts may be forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could result in actual results differing materially from expected results and represent the Company's expectations and beliefs concerning future events based on information available to the Company as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding risk factors that may affect future performance at the Company are contained in the Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended March 31, 2009.

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